Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-130529 of Merrill Lynch Multi-State Municipal Series Trust on Form N-14 of our report dated November 17, 2005, on Merrill Lynch New York Municipal Bond Fund (the “Fund”), appearing in the September 30, 2005 Annual Report of the Fund, in the Statement of Additional Information which is part of this Registration Statement. We also consent to the references to us under the captions “COMPARISON OF THE FUNDS – Financial Highlights” and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Combined Proxy Statement and Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
January 27, 2006